                                                                     Exhibit 2.4

                            SHARE PURCHASE AGREEMENT

                                  by and among

                                 SWARNA MURTHY,

                                PHANEESH MURTHY,

                                   AMIT SETHI,

                                 KANTH MIRIYALA,

                            QUINTANT SERVICES LIMITED

                                       and

                                iGATE CORPORATION

                                   ----------

                               Dated July 30, 2003

                                   ----------

                                   ==========

                                 P&A LAW OFFICES

                                   ==========

                            SHARE PURCHASE AGREEMENT

     This SHARE PURCHASE AGREEMENT (this "Agreement") is made on this the 30/th/ day of July, 2003:

                                  BY AND AMONG

Swarna Murthy, a Indian national residing at 2086 Boxwood Bay, Fremont, California 94539, USA, in her capacity as sole custodian (the "Trustee") of for Mukul Murthy, and Nirav Murthy;

Phaneesh Murthy, a national of the United States of America aged 39 years residing at 33245, Lark Way, Fremont California 94555, USA ("PM");

Amit Sethi, an Indian national aged 41 years residing at 34276, North Wind Terrace, Fremont California 94555, USA ("AS");

Kanth Miriyala, an Indian national aged 38 years residing at 499 Quail Drive, Naperville, IL 60565, USA ("KM");

Quintant Services Limited, a company incorporated under the Indian Companies Act, 1956, as amended (the "Companies Act") with its registered office at 93/A, 4th B Cross, 5th Block, Industrial Area, Koramangala, Bangalore 560 095, Karnataka, India ("Company"); and

iGATE Corporation, a Pennsylvania corporation with its principal place of business at 1000 Commerce Drive, Suite 200, Pittsburgh, PA 15275, USA ("iGATE" or the "Purchaser").

                                    RECITALS

A. WHEREAS, the Company is, directly and through its subsidiaries, engaged in the business of offering financial services business process outsourcing ("Company Business").

B. WHEREAS, the Trustee currently owns Twenty Thousand (20,000) ADRs ("Trust Sale ADRs");

C. WHEREAS, Five Thousand Eight Hundred Thirty Three (5,833) ADRs are held by AS directly, or by the Bank of New York, a banking corporation established under the laws of the State of New York, and having its principal corporate trust office at 101, Barclay, New York, New York 10286, USA ("BONY") in trust for the benefit of AS pursuant to the escrow and voting agreement dated January 23, 2003 entered into among AS, KM, Inder Singh, Luke Helms, the Company and BONY (the "BONY Escrow Agreement", and such ADRs the "AS Sale ADRs");

D. WHEREAS, Five Thousand Eight Hundred Thirty Three (5,833) ADRs are held by KM directly, or by BONY in trust for the benefit of KM pursuant to the BONY Escrow Agreement (the "KM Sale ADRs", and together with the Trust Sale ADRs and the AS Sale ADRs, the "Sale ADRs");

E. WHEREAS, iGATE Global Solutions Limited, a company incorporated under the Companies Act and having its registered office at No. 1, Main Road, Jakkasandra, Off Sarjapur Road, Koramangala Extension, Bangalore 560 034, Karnataka, India ("iGATE Global") has entered into an agreement with GMR Infrastructure Limited, a company incorporated under the Companies Act and having its registered office at 6-3-866/ G2, Greenlands, Begumpet, Hyderabad - 500 016, Andhra Pradesh, India ("GMR") and PM Ventures Private Limited, a company incorporated under the Companies Act and having its registered office at SKIP House, 25/1 Museum Road, Bangalore 560 025, Karnataka, India ("PM Ventures"), dated the date hereof (the "GMR Share Purchase Agreement"), relating to the purchase of the fully paid up Shares held by each of GMR and PM Ventures;

F. WHEREAS, the Purchaser has entered into an agreement with Luke Helms, a national of the United States of America, aged 59 residing at 9701, E. Happy Valley Road #8, Scottsdale, AZ 85255, USA and Inder Singh, an Indian national aged 54 residing at 1442, Reliez Valley Road, Lafayette, CA 94549, USA, dated the date hereof (the "Non-Continuing Founders Share Purchase Agreement"), relating to the purchase of the ADRs held by each of Inder Singh and Luke Helms directly, or by BONY in trust for the benefit of Inder Singh and Luke Helms pursuant to the terms of the BONY Escrow Agreement;

G. WHEREAS, iGATE Global has entered into an agreement with T.G. Ramesh, an Indian national aged 36 years residing at No. 1, Pride Orchid, Whitefield Main Road, Tubarahalli, Bangalore 560 066, Karnataka, India ("TGR") relating to the purchase of the Shares held by TGR (the "TGR Share Purchase Agreement"); and

H. WHEREAS, the Selling Shareholders desire to sell to the Purchaser, and the Purchaser desires to acquire from the Selling Shareholders, the Sale ADRs, upon the terms and subject to the fulfillment of the conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, each of the Purchaser, PM, the Selling Shareholders and the Company hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Definitions. In this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

     "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debits and insurance entries recorded as receivables in the Books and Records or Audited Financial Statements, or any other amount due to the Company including any refunds and rebates, and the benefit of all securities (including cash deposits), guarantees and other collateral held by or in favour of the Company;

     "Action" means any claim, demand, litigation, action, suit, investigation, proceeding, hearing, complaint, assessment, fine, penalty, inquiry or judgement, administrative or judicial, at law or in equity;

     "Acts" has the meaning assigned to such term in Section 5.7;

     "ADRs" means American Depositary Receipts issued pursuant to the Deposit Agreement representing American Depositary Shares, each of which represents one
(1) underlying Share;

     "Affiliate" with respect to a specified Person, means any other Person (a) directly or indirectly controlling, controlled by or under common control with such specified Person; or (b) who is a Relative of such Person or their Affiliate; provided, however, that, for purposes of this definition, the terms "controlling", "controlled by" or "under common control with" mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

     "Agreement" has the meaning assigned to such term in the preamble to this Agreement;

     "Articles of Association" means the articles of association of the Company;

     "AS" has the meaning assigned to such term in the preamble to this Agreement;

     "AS Sale ADRs" has the meaning assigned to such term in Recital C to this Agreement;

     "Audited Financial Statements" has the meaning assigned to such term in
Section 4.7(a);

     "Beneficiary" has the meaning assigned to such term in Section 9.3(a);

     "BONY" has the meaning assigned to such term in Recital C;

     "BONY Escrow Agreement" has the meaning assigned to such term in Recital C;

     "Books and Records" means all books and records of the Company, including financial, corporate, operation and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, files, records and correspondence;

     "Change in Control" means the change, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

     "Closing" has the meaning assigned to such term in Section 3.1;

     "Closing Date" has the meaning assigned to such term in Section 3.1;

     "Companies Act" has the meaning assigned to such term in the preamble to this Agreement;

     "Company" has the meaning assigned to such term in the preamble to this Agreement;

     "Company Assets" means the assets, properties, rights and interests of every kind, nature and description, tangible or intangible, and wherever situated and by whomsoever possessed or held, that are owned, used, occupied or held by or for the benefit of the Company or any of its subsidiaries;

     "Company Business" has the meaning assigned to such term in Recital A to this Agreement;

     "Continuing Founders" means AS, KM and PM, collectively;

     "Continuing Founder Employment Agreements" has the meaning assigned to such term in Section 6.1(b)(iii);

     "Contract" means any contract, agreement, commitment, obligation, undertaking or understanding, including, without limitation, any note, bond, mortgage, indenture, license or lease;

     "Corresponding Continuing Founder Employment Agreement" means, in relation to (a) the Trustee, the Continuing Founder Employment Agreement entered into by PM, and (b) AS and KM, the Continuing Founder Employment Agreement entered into by each such individual;

     "Corresponding Selling Shareholder" means, (a) in relation to PM or the Continuing Founder Employment Agreement entered into by PM, the Trustee and (b) in relation to AS and KM or the Continuing Founder Employment Agreement entered into by AS and KM, each such individual;

     "Damages" means all or any damages, claims, penalties, fines, costs, amounts paid in settlements, liabilities (including liabilities for Taxes and liabilities and costs associated with the release or discharge of any Encumbrances), obligations, losses and expenses, and fees, including, without limitation, court costs, attorney's fees, disbursements and expenses in relation thereto;

     "Deposit Agreement" means the deposit agreement dated January 23, 2003 among the Company, the Depositary, and the holders, owners and beneficial owners of restricted ADRs,

     "Depository" means the Deutsche Bank Trust Company Americas, acting through its office at 60 Wall Street, New York, New York 10005, USA;

     "Dispute" has the meaning assigned to such term in Section 10.3;

     "Employment Termination Date" has the meaning assigned to such term in
Section 2.2(b)(i);

     "Encumbrances" means any mortgage, right of way, pledge, equitable interest, prior assignment, hypothecation, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, easement, encroachment or other similar condition, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership;

     "Escrow Agent" means BONY, or if BONY is unable to act as Escrow Agent for any reason whatsoever, an independent third party appointed by mutual agreement between the Purchaser and PM;

     "Escrow Agreement" means an agreement to be entered into among each of the Selling Shareholders with iGATE, the Company and the Escrow Agent on the GMR Closing Date and governing the release of the Unvested ADRs held by each Selling Shareholder;

     "Escrow Termination Agreement" means an agreement to be entered into among AS, KM, Inder Singh, Luke Helms, the Company and BONY, terminating the BONY Escrow Agreement;

     "Forfeiture Restrictions" has the meaning assigned to such term in Section 2.2(a)(i);

     "Form S-3" has the meaning assigned to such term in Section 6.7;

     "GAAP" means generally accepted accounting principles in India;

     "GMR" has the meaning assigned to such term in Recital E;

     "GMR Closing Date" means the Closing Date as such term is defined in the GMR Share Purchase Agreement;

     "GMR Share Purchase Agreement" has the meaning assigned to such term in Recital E;

     "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

     "iGATE" has the meaning assigned to such term in the preamble to this Agreement;

     "iGATE Consideration Shares" means the iGATE Shares to be issued by the Purchaser at Closing to the Selling Shareholders pursuant to Section 2.2(a);

     "iGATE Financial Statements" has the meaning assigned to such term in
Section 5.7;

     "iGATE Global" has the meaning assigned to such term in Recital E;

     "iGATE Share" means an equity share of iGATE of par value US$ 0.01;

     "Intellectual Property Rights" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress; trade names and corporate names (in each case whether registered or unregistered) and all the goodwill associated therewith; all registered and unregistered copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, customer proposals, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights, domestic and foreign;

     "Key Executive Employment Agreement" has the meaning assigned to such term in Section 6.1(b)(viii);

     "Key Executives" means the list of persons set forth in Schedule 1.1 hereto;

     "KM" has the meaning assigned to such term in the Preamble to this Agreement;

     "KM Sale ADRs" has the meaning assigned to such term in Recital D to this Agreement;

     "Knowledge" of a Person shall mean the actual knowledge of such Person, after due and reasonable inquiry;

     "Law" means any law, statute, code, ordinance, regulation or rule of any Governmental Authority;

     "Material Adverse Effect" means a material adverse effect (a) on the business, condition (financial or otherwise), liabilities, assets or operations (or the results of operations) of the Company or the Company Business, or (b) on the ability of the Selling Shareholders or the Company to consummate the transactions contemplated by the Transaction Documents;

     "Memorandum of Association" means the memorandum of association of the Company;

     "Non-Continuing Founders" means Inder Singh and Luke Helms;

     "Non-Continuing Founders Share Purchase Agreement" has the meaning assigned to such term in Recital F;

     "Offer" has the meaning assigned to such term in Section 6.10(b);

     "Option" means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right, voting trust or agreement, any agreement restructuring sale or transfer, or other agreement or right of a similar nature;

     "Option Period" has the meaning assigned to such term in Section 6.10(b);

     "Orders" means any order, judgement, injunction, award, decree, ruling, charge or writ of any Governmental Authority, including, without limitation, at law or in equity;

     "Outside Date" has the meaning assigned to such term in Section 8.1(b);

     "Party" means a party to this Agreement;

     "Permits" has the meaning assigned to such term in Section 4.12;

     "Person" means any individual, sole, proprietorship, corporation, company, partnership, limited liability company, joint venture, unincorporated society, Governmental Authority, association or trust or any other entity or organisation;

     "PM" has the meaning assigned to such term in the Preamble to this Agreement;

     "PM Ventures" has the meaning assigned to such term in Recital E;

     "Purchaser" has the meaning assigned to such term in the Preamble to this Agreement;

     "Real Property" means all lands owned by the Company and its subsidiaries, and all plants, buildings, structures, erections, improvements, appurtenances and fixtures situated on or forming part of such lands;

     "Real Property Leases" means leases and subleases of Real Property used or occupied by the Company or any of its subsidiaries;

     "Relative" has the meaning assigned to such term in the Companies Act;

     "Representatives" has the meaning assigned to such term in Section 6.6;

     "Restricted Shares" has the meaning assigned to such term in Section 2.2(a)(i);

     "Sale ADRs" has the meaning assigned to such term in Recital D;

     "SEC" has the meaning assigned to such term in Section 5.7;

     "SEC Documents" has the meaning assigned to such term in Section 5.7;

     "Securities Act" has the meaning assigned to such term in Section 4.20;

     "Selling Shareholders" means AS, KM and the Trustee, collectively;

     "Share" means an equity share of the Company of par value Rs.10;

     "Shareholders Agreement" means the shareholders agreement dated January 24, 2003 by and among AS, KM, PM, the Non-Continuing Founders, GMR, PM Ventures, and the Company;

     "Stanchart Escrow Agreement" means the escrow agreement dated January 23, 2003 entered into among TGR, the Company and Standard Chartered Bank, a body incorporated in England and having its registered office at 1, Aldermanburg Square, London, U.K., with an office at Raheja Towers, 26, M.G. Road Bangalore, Karnataka, India;

     "Tax" shall mean, without limitation, all taxes, duties, fees, premiums, assessments, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof;

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including any schedule or attachment thereto);

     "Termination Agreement" means the Agreement, in the form attached hereto as Exhibit A, terminating the Shareholders Agreement;

     "TGR" has the meaning assigned to such term in Recital G;

     "TGR Share Purchase Agreement" has the meaning assigned to such term in Recital G;

     "Third Party Claim" has the meaning assigned to such term in Section
9.3(a);

     "Transaction Documents" means this Agreement and all the deeds, agreements, certificates, guarantees, documents and instruments contemplated by this Agreement;

     "Transfer" or "Transferred" (or words of similar import) with respect to any assets, properties, shares, rights or interests, means the sale, transfer, conveyance, setting over, assignment and delivery of such assets, properties, shares, rights or interests;

     "Transferring Shareholder" has the meaning assigned to such term in Section 6.10(b);

     "Trust Sale ADRs" has the meaning assigned to such term in Recital B to this Agreement;

     "Trustee" has the meaning assigned to such term in the Preamble to this Agreement;

     "Unvested ADRs" means, collectively, the Sale ADRs that will be held in escrow pursuant to the Escrow Agreement; and

     "Vesting Date" has the meaning assigned to such term in Section 2.2(a)(ii).

     1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof in any manner whatsoever.

     1.3 Interpretation; Number and Gender. The definitions in Section 1.1 shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, (a) all references to Articles, Sections, paragraphs, clauses, Exhibits and Schedules are to Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement; and (b) the terms "herein," "hereof," "hereto", "hereunder", "hereinafter" and words of similar import refer to this Agreement as a whole.

     1.4 Schedules. The Schedules and Exhibits to this Agreement, as listed below, form an integral part of this Agreement:

          Schedules             Description
          ---------             -----------
          Schedule 1.1          List of Key Executives of the Company
          Schedule 2.2(a)(i)    iGATE Shares to be issued to the Selling
                                   Shareholders at Closing

          Schedule 2.2(a)(ii)   Lapse of Forfeiture Restrictions
          Schedule 4.1          Number of ADRs owned by each Selling
                                   Shareholders
          Schedule 4.4          Options Granted by the Company
          Schedule 4.6          Consents and Approvals to be obtained by
                                   Selling Shareholders and/or the Company
          Schedule 4.7          Financial Statements
          Schedule 4.9          Intellectual Property Rights
          Schedule 4.10(c)      Tax Returns
          Schedule 4.13         Real Property
          Schedule 4.14         Real Property Leases
          Schedule 4.15         Employees
          Schedule 4.16         Potential Conflicts of Interest
          Schedule 4.17         Contracts
          Schedule 4.18         Insurance
          Schedule 4.19         Bank Accounts; Powers of Attorney
          Schedule 5.4          Consents and Approvals to be obtained by
                                   the Purchaser
          Schedule 6.9(a)       Unvested ADRs
          Schedule 7.3(a)       Plan for Company Campus
          Exhibit A             Form of Termination Agreement
          Exhibit B             Form of Continuing Founder Employment Agreement
          Exhibit C             Form of Key Executive Employment Agreements

                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

     2.1 Purchase of Sale ADRs. Upon the terms and subject to the fulfillment of the conditions set forth in this Agreement, at the Closing on the Closing Date, each of the Selling Shareholders agree to sell, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Selling Shareholders, free and clear of any Encumbrances, the Sale ADRs for the consideration set forth in Section 2.2 hereof. The Selling Shareholders shall deliver or cause to be delivered, at the Closing on the Closing Date, to the Purchaser good and sufficient certificates for the Sale ADRs, duly assigned in blank or accompanied by duly executed blank stock powers, and shall cause the entire right, title and interest in and to the Sale ADRs to be transferred of record to the Purchaser, free and clear of any Encumbrances. On or after the Closing, each Selling Shareholders shall, upon request of the Purchaser, at any time and from time to time, execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may reasonably be necessary or appropriate to transfer the Sale ADRs to the Purchaser and carry out the provisions and intent of this Agreement.

     2.2 Consideration. In full consideration of the purchase of the Sale ADRs by the Purchaser from the Selling Shareholders, the Purchaser shall at the Closing, on the Closing Date:

          (a) (i) issue to each Selling Shareholder the number of iGATE Shares set out against the name of each Selling Shareholder in Schedule 2.2(a)(ii). Schedule 2.2(a)(i) contains a schedule pursuant to which certain restrictions on the iGATE Shares to be issued pursuant to this
          Section 2.2(a)(i) shall lapse. In
          the event a particular Continuing Founder continues to be employed by the Purchaser or any of its direct or indirect subsidiaries through to the Closing Date, the iGATE Shares which are to be issued to the Corresponding Selling Shareholder under this Section 2.2(a)(i) and in respect of which the restrictions have not lapsed in accordance with
          Schedule 2.2(a)(ii) shall be referred to as "Restricted Shares". The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of a Continuing Founder's employment with Purchaser or any of its direct or indirect subsidiaries for any reason, except as otherwise provided in Section 2.2(b), the Corresponding Selling Shareholder shall forfeit to the Purchaser all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Purchaser in accordance with the terms of this Agreement, are herein referred to as "Forfeiture Restrictions". The Forfeiture Restrictions shall, if applicable, be binding upon and enforceable against any transferee of Restricted Shares;

               (ii) The Forfeiture Restrictions shall lapse as to the Restricted Shares in respect of each Selling Shareholder in accordance with the schedule set forth on Schedule 2.2(a)(ii) provided that the Corresponding Continuing Founder has been continuously employed by the Purchaser or any of its direct or indirect subsidiaries from the date of this Agreement through the lapse date (each date on which the Forfeiture Restrictions lapse as to Restricted Shares is a "Vesting Date"); and

               (iii) A certificate evidencing the Restricted Shares shall be issued by the Purchaser in the Selling Shareholders name. So long as the Restricted Shares are still subject to forfeiture by the Selling Shareholders pursuant to the Forfeiture Restrictions unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement or released to (or available for release to) a Selling Shareholder after a Vesting Date, the Purchaser shall have the voting rights and shall be entitled to receive all dividends for such Restricted Shares. The certificate shall bear a legend evidencing the nature of the Restricted Shares, and the Purchaser may cause the certificate to be delivered upon issuance to an escrow agent, mutually acceptable to the Purchaser and PM, for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of this Agreement. Upon request of such escrow agent, the Selling Shareholder shall deliver to such escrow agent a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Purchaser shall cause a new certificate or certificates to be issued without legend relating the Forfeiture Restrictions in the name of the Selling Shareholder for the shares upon which Forfeiture Restrictions lapsed.

          (b) Notwithstanding anything contained in Section 2.2(a):

               (i) if a Continuing Founder is employment with the Purchaser or any of its direct or indirect subsidiaries is terminated by such entity without "Cause" (as defined in such Continuing Founder Employment Agreement) then, upon the date of such termination (the "Employment Termination Date") the Forfeiture Restrictions shall lapse as to the following number of Restricted Shares of the Corresponding Selling Shareholder (in addition to such number of Restricted Shares for which the Forfeiture Restrictions would have already lapsed):

                         (x) in the case of Trustee, the number of Restricted
                    Shares as to which the Forfeiture Restrictions would have otherwise lapsed under Schedule 2.2(a)(ii) on the subsequent three (3) Vesting Dates, commencing with (a) the Vesting Date occurring on the Employment Termination Date or, (b) if no Restricted Shares vest on the Employment Termination Date, the Vesting Date immediately following the Employment Termination Date; and

                         (y) in the case of AS and KM, equals the number of
                    Restricted Shares as would have otherwise lapsed under
                    Schedule 2.2(a)(ii) on the Employment Termination Date or, if no Restricted Shares vest on the Employment Termination Date, the Vesting Date immediately following the Employment Termination Date; and

                    (ii) if there is a Change in Control of the Purchaser during
               PM's employment with the Purchaser or any of its direct or indirect subsidiaries, iGATE shall cause the Forfeiture Restrictions to immediately lapse as to the number of Restricted Shares as equals half the number of Restricted Shares that have not vested in the Trustee in accordance with Schedule 2.2(a)(ii) on or prior to the date of the Change in Control.

     2.3 Closing Following Termination of Continuing Founder Employment Agreement. Notwithstanding anything contained in Section 2.1 and Section 2.2, in the event any Continuing Founder Employment Agreement is terminated prior to the Closing, at the Closing and on the Closing Date:

     (a) The Purchaser shall acquire from the Corresponding Selling Shareholder the ADRs held by such Selling Shareholder, free and clear of any Encumbrances, for a consideration equal to the number of iGATE Shares in respect of which the Forfeiture Restrictions have lapsed in accordance with Schedule 2.2(a)(ii) prior to the termination of the Corresponding Continuing Founder Employment Agreement; and

     (b) The provisions of the Section 3.2(a) and Section 3.2(b) shall be construed accordingly.

     2.4 Stamp Duty and Capital Gains.

          (a) (i) Any stamp duty imposed under applicable Laws relating to the sale of the Sale ADRs from the Selling Shareholders to the Purchaser shall be paid by the Purchaser; and

               (ii) Any stamp duty imposed under applicable Laws relating to the issue of the iGATE Shares by iGATE pursuant to Section 2.2 shall be paid by iGATE.

          (b) (i) Any Tax payable under applicable Laws, including as a result of capital gains, if any, as a result of the sale to the Purchaser of the Sale ADRs shall be paid by the Selling Shareholders; and

               (ii) Any Tax payable under applicable Laws, including as a result of capital gains, if any, as a result of the issue of the iGATE Shares by iGATE pursuant to Section 2.2 shall be paid by iGATE.

                                   ARTICLE III
                             CLOSING AND DELIVERIES

     3.1 Closing. Subject to the terms and conditions of this Agreement, the sale of the Sale ADRs by the Selling Shareholders to the Purchaser (the "Closing") shall take place on the later of (a) March 1, 2004, and (b) two (2) business days after the date on which all of the conditions set forth in Article VII are satisfied or otherwise waived in accordance with the terms of this Agreement, or on such other date as is unanimously agreed among the Purchaser and the Selling Shareholders in writing. The date on which the Closing occurs shall be referred to in this Agreement as the "Closing Date". The Closing shall take place at the offices of iGATE Global at No. 1, Main Road, Jakkasandra, Off Sarjapur Road, Koramangala Extension, Bangalore 560 034, Karnataka, India or such other place as may be mutually decided by the Parties.

     3.2 Deliveries by the Selling Shareholders. At or prior to the Closing, in addition to such other actions as may be provided for herein, the Selling Shareholders shall deliver or cause to be delivered to the Purchaser, the following:

          (a) Good and sufficient certificates for the Sale ADRs, duly assigned in blank or accompanied by duly executed blank stock powers;

          (b) A copy of the document by which the Trustee was appointed as the custodian of the Trust Sale ADRs on behalf of MuKul Murthy and Nirav Murthy; and

          (c) The certificates required to be delivered by each of the Selling Shareholders pursuant to Section 7.1(i).

     3.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Selling Shareholders, the following:

          (a) Share certificates, duly issued under applicable Laws, evidencing the iGATE Shares to be issued to the Selling Shareholders pursuant to Section 2.2(a); and

          (b) The certificate required to be delivered by the Purchaser pursuant to Section 7.2(d).

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                             SSELLING SHAREHOLDERS

     Each Selling Shareholders only in respect of ADRs held by each such Selling Shareholders, each of the Company and the Selling Shareholders hereby represents and warrants, severally to and for the benefit of the Purchaser, on the date hereof and as of the Closing Date, that:

     4.1 Title to Sale ADRs. Each of the Selling Shareholders owns, beneficially, legally and of record, the number of ADRs set forth opposite their respective names on Schedule 4.1, free and clear of all Encumbrances except under the Shareholders Agreement and the BONY Escrow Agreement (whereby ADRs were issued to BONY to be held in trust for the benefit of the Selling Shareholders (excluding the Trustee) pursuant to the BONY Escrow Agreement). At the Closing, the Purchaser will acquire good and valid title to the Sale ADRs, free and clear of any Encumbrances.

     4.2 Authority; Execution by the Selling Shareholders. Each of the Company and the Selling Shareholders have full power and authority to execute and deliver the Transaction Documents, to perform its/his respective obligations and to consummate the transactions contemplated by the Transaction Documents. Each of the Transaction Documents have been duly and validly executed and delivered by each of the Company and the Selling Shareholders and assuming the due execution and delivery by the other parties hereto and thereto, constitute a valid and binding obligation of each of the Company and the Selling Shareholders, enforceable against each of the Company and the Selling Shareholders in accordance with their respective terms.

     4.3 Incorporation of the Company. The Company is a company duly incorporated under the Laws of India and has the requisite corporate power and authority to carry on its business as it is presently being conducted.

     4.4 Capital Structure. The authorized capital of the Company is Rupees Three Hundred and Fifty Million (Rs.350,000,000) consisting of Thirty Five Million (35,000,000) Shares of which One Hundred and Fourteen Thousand Six Hundred and Forty Three (114,643) Shares are fully paid-up, issued and outstanding and Forty One Thousand Nine Hundred and Forty Four (41,944) Shares are partly paid-up, issued and outstanding. The following number of Shares have been deposited with the Depository pursuant to the Deposit Agreement: Trustee (20,000), Inder Singh (directly or under the BONY Escrow Agreement - 13,333), KM (directly or under the BONY Escrow Agreement - 5,833), AS (directly or under the BONY Escrow Agreement - 5,833), and Luke Helms (directly or under the BONY Escrow Agreement - 1,667). All the outstanding Shares have been duly authorized and validly issued. Except as set forth on Schedule 4.4, there are no authorized or outstanding Options to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of the Shares or any other securities or equity interests of the Company. Except for the BONY Escrow Agreement, the Stanchart Escrow Agreement and the Shareholders Agreement, the Company is not a party to any agreements, voting trusts, proxies, or understandings with respect to any shares of its capital stock. All of the Shares were issued in compliance with all applicable Indian and United States Laws.

     4.5 No Violation. Neither the execution and delivery of any of the Transaction Documents by any of the Selling Shareholders or the Company, nor the consummation by any of the Selling Shareholders or the Company of the transactions contemplated by the Transaction Documents, nor compliance by any of the Selling Shareholders or the Company with any of the terms or provisions of the Transaction Documents, will (a) violate any provisions of the Memorandum of Association or Articles of Association, (b) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default under, or give rise to any right to termination, cancellation or acceleration with respect to, or result in the loss of a benefit under, or result in the creation of any Encumbrance upon any property or assets of the Company or the Selling Shareholders (including, without limitation, the Sale ADRs) pursuant to, any Contract to which any of the Company or the Selling Shareholders is a party or by which the Company or the Selling

Shareholders or any of their properties or assets may be subject, except under the Shareholders' Agreement, which is required to be terminated under Section 6.1(b) or (c) violate any Law applicable to the Company or the Selling Shareholders or to any of their respective properties, Contracts or assets.

     4.6 Consents and Approvals. Except for such approvals as are set forth on
Schedule 4.6, no consents or approvals of, or filings or registrations with, any Governmental Authority or other Person are necessary in connection with (a) the execution and delivery by each of the Selling Shareholders and the Company of any of the Transaction Documents, (b) the performance by each of the Selling Shareholders and the Company of their obligations under the Transaction Documents and (c) the consummation by each of the Selling Shareholders and the Company of the transactions contemplated by the Transaction Documents.

     4.7 Financial Statements; Books and Records.

          (a) Schedule 4.7 contains copies of the audited balance sheet and related profit and loss account of the Company for the year ended June 30, 2003 (the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP, and present fairly the financial position and results of operations of the Company as of June 30, 2003 and for the period ended June 30, 2003.

          (b) The Books and Records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP and truly and fairly reflect all of the assets and liabilities of the Company and all Contracts and transactions to which the Company is or was a party. The minute books of the Company, correct and complete copies of which have been made available to the Purchaser, correctly reflect all resolutions adopted and all other material actions taken at all meetings or through consents of the board of directors and shareholders of the Company.

          (c) The Company has no outstanding claims or liabilities, whether direct, indirect, contingent, absolute, accrued or otherwise, against it nor does there exist any condition, fact or circumstance that will create such claim or liability, except (i) as reflected in the Audited Financial Statements or
(ii) except for liabilities incurred subsequent to June 30, 2003, in the ordinary course of the Company's business, or (iii) which are not material or which do not arise out of a breach of Contract, breach of warranty, tort infringement or violation of Law.

          (d) Since June 30, 2003:

               (i) there has been no event, condition or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

               (ii) there has been no increase in any manner in the rate of compensation of any consultant, director, officer or other employee employed or retained by the Company or arrangement for the payment of any bonus or special compensation of any kind to any consultant, director, officer or other employee employed or retained by the Company;

               (iii) there has been no material damage to or destruction or loss of any Company Asset whether or not covered by insurance that had or is reasonably expected to have a Material Adverse Effect;

               (iv) the Company has not canceled any debts owed or claims (including the settlement of any claims or litigation);

               (v) the Company has not created incurred or assumed, or agreed to create, incur or assume, any indebtedness other than in the ordinary course of the Company's business);

               (vi) the Company has not entered into any Contract other than in the ordinary course of the Company's business;

               (vii) the Company has not accelerated or delayed collection of notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Company's business;

               (viii) the Company has not delayed or accelerated payments of any accounts payable or other liability of the Company Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Company's business;

               (ix) the Company has not changed the manner in any material respect in which the Company Business has been conducted, including billing of clients or collection of Accounts Receivable or purchases of goods and services;

               (x) the Company has not lost or changed the relationships with any client, supplier, contractor, licensor, or supplier which might reasonably be expected to have a Material Adverse Effect on the Company;

               (xi) the Company has not made any material change in the accounting principles and practices used from those applied in the preparation of the Audited Financial Statements; and

               (xii) the Company has not entered into any Contract, whether oral or written, to do any of the foregoing.

     4.8 Company Assets. Except for changes in the Company Assets since June 30, 2003, which changes have occurred in the ordinary course of the Company's business, the Company Assets reflected on the Audited Financial Statements comprise the only assets, properties, rights and interests used by the Company.

     4.9 Intellectual Property Rights.

               (a) All (i) patents, patent applications, registered trademarks, registered service marks, registered domain names and applications for the registration of trademarks and service marks and domain names used by the Company and its subsidiaries in the conduct of the Company Business, (ii) all proprietary computer software owned or licensed to the Company and its subsidiaries, and (iii) all unregistered trademarks and service marks and domain names, used by the Company and its subsidiaries in the conduct of the Company Business are listed on Schedule 4.9. Neither the Company nor any of its subsidiaries has received any notice of any, and to the best knowledge of the Selling Shareholders and PM, there is no, infringement or misappropriation by, or conflict with, any third party of or with respect to the Intellectual Property Rights owned, licensed to or used by the Company and its subsidiaries.

          (b) No infringement of any Intellectual Property Rights of any third party has occurred or results in any way from the operations of the Company Business, no claim or any infringement of any Intellectual Property Rights of any third party has been made or asserted in respect of the operations of the Company and its subsidiaries and the Selling Shareholders and PM do not have notice or knowledge of any basis for a claim that the operations, activities, products, software, equipment, machinery or processes of the Company or its subsidiaries or the Company Business infringes any Intellectual Property Rights of any third party.

          (c) Except as set forth in Schedule 4.9, there is no proprietary technology or invention which is material to the conduct of the Company Business.

          (d) Each of the employees, agents, consultants or contractors of the Company and its subsidiaries who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material owned by the Company or its subsidiaries have entered into a covenant not to compete with the Company or the subsidiary, as the case may be, and either: (i) is a party to a "work-for-hire" agreement under which the Company or the subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has assigned in favour of the Company or the subsidiary all right, title and interest in such material.

     4.10 Compliance with Law.

          (a) The Company has conducted its business and corporate affairs in accordance with the Memorandum of Association and Articles of Association and in material compliance with all applicable Laws. There is no material violation by the Company or its subsidiaries of, or default with respect to, any statute, regulation, order, decree or judgement of any court or any Governmental Authority. The Company has filed all returns, particulars, resolutions and other documents required to be filed with the Registrar of Companies and complied with all legal requirements in connection with the incorporation of a company and its issuance of Shares.

          (b) There are no Actions pending against the Company or its subsidiaries and, to the best knowledge of the Selling Shareholders and PM, there are no Actions threatened against the Company or its subsidiaries or any basis therefor.

          (c) Except as set forth on Schedule 4.10(c), the Company and its subsidiaries have, within the time and in the manner prescribed by applicable Law, filed with the appropriate Governmental Authorities all Tax Returns that it is required to file and paid all Taxes that have become due pursuant to such Tax Returns or pursuant to any assessment which have become payable. All such Tax Returns were prepared in good faith. All such Tax Returns are complete and there is no Action pending or, to the best knowledge of the Selling Shareholders, PM and the Company, threatened with respect to Taxes of the Company or its subsidiaries and, to the best knowledge of the Selling Shareholders and the Company, no basis exists therefor.

     4.11 Accounts Receivable. The Accounts Receivable are good and collectible at the aggregate collectible amounts and are not subject to any defence, counterclaim or set off.

     4.12 Permits. The Company and its subsidiaries own, hold and possess all franchises, permits, licenses or other governmental authorizations from any Governmental Authority (collectively "Permits") that are necessary to entitle it to own or lease, operate and use the Company Assets and to carry on and conduct its business in the manner presently conducted. The Company and its subsidiaries have materially fulfilled and performed its obligations under each of the Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which might materially adversely affect the rights of the Company or any of its subsidiaries under any such Permit. No notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company or its subsidiaries, and each of the Permits is valid, subsisting and in full force and effect and will continue in full force and effect from and after the Closing, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder; or (ii) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

     4.13 Real Property. Schedule 4.13 sets forth a complete list of all the Real Property and a legal description of such Real Property.

     4.14 Real Property Leases. Schedule 4.14 sets forth a complete list of the Real Property Leases. Except as disclosed in Schedule 4.14, all interests held by the Company or any of its subsidiaries as lessee under the Real Property Leases are free and clear of all Encumbrances of any nature and kind whatsoever. All payments required to be made by the Company or its subsidiaries, as the case may be, pursuant to the Real Property Leases have been duly paid and the Company and its subsidiaries are not otherwise in default in performing any of its obligations under any Real Property Lease.

     4.15 Employees.

          (a) Schedule 4.15 sets forth (i) a complete list of all employees of the Company and its subsidiaries, together with a description of their respective job titles and annual compensation on a cost to company basis (including salaries, bonuses, consulting fees, stock options and other incentive or deferred compensation) and (ii) details of all employee benefit plans and a form of the employees' employment Contracts.

          (b) The Company and each of its subsidiaries are in material compliance with all applicable Laws relating to the employment of labour including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and with the terms and conditions of the employment Contracts listed in Schedule 4.15 and has discharged all of its material obligations thereunder, including, without limitation, payment of salaries, on a timely basis.

          (c) A true and complete copy of the employee stock option plan and the ADR linked stock option plan adopted by the Company and the list of options granted pursuant to such option plan is set forth on Schedule 4.15.

     4.16 Potential Conflicts of Interest. Except as set forth on Schedule 4.16, to the best knowledge of the Selling Shareholders, PM and the Company, no director or officer of the Company or any of its subsidiaries owns, directly or indirectly, any interest in (except ownership of less than 2% of the outstanding stock of any publicly traded entity so long as such person does not have any active participation in the business or management of such entity) or is a member, officer, director, manager, employee or consultant of any Person that is a competitor, lessor, lessee, customer or supplier of the Company or any of its subsidiaries.

     4.17 Contracts.

          (a) Except as described on Schedule 4.17, neither the Company nor any of its subsidiaries is a party to or bound by any Contract that is of a type described below:

               (i) Any agreement or group of related agreements for capital expenditures or the acquisition or construction of fixed assets which requires total future payments in excess of Rs.100,000;

               (ii) Any agreement or group of related agreements for the purchase, maintenance or acquisition, or the sale or supply, of materials, supplies, merchandise, equipment or other property or services that involve consideration in excess of Rs.100,000;

               (iii) Any agreement granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any material right, asset or property of the Company or any of its subsidiaries;

               (iv) Any license or royalty agreement;

               (v) Any indenture, mortgage, loan or credit agreement under which the Company or any of its subsidiaries has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money or has had imposed any security interest on any of its assets, or any Contract pursuant to which the Company or any of its subsidiaries is liable for any liability or obligation of any other Person;

               (vi) Any lease under which the Company or any of its subsidiaries is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other personal property owned by a third party; or (ii) a lessor of, or makes available for use by any third party, any personal property owned by the Company or any of its subsidiaries, which in either case requires aggregate annual payments in excess of Rs.100,000;

               (vii) Any agreement concerning a partnership or joint venture;

               (viii) Any non-competition, restrictive covenant or other agreement that restricts the Company or any of its subsidiaries from conducting any business;

               (ix) Any agreement (or group of related agreements) that is not made in the ordinary course of the Company's business;

               (x) any Contract, agreement, arrangement or understanding to provide any indemnity or warranty relating to the products or technology sold or services rendered by the Company or its subsidiaries; and

               (xi) Any other agreement (or group of related agreements) the performance of which involves consideration in excess of Rs.100,000.

          (b) Each Contract listed or described in Schedule 4.17 is a valid and legally binding obligation of the Company or its subsidiary (as applicable), and is in full force and effect. The Company or its subsidiary (as applicable) has performed all material obligations required to be performed by it under the Contracts so listed and is not (and will not be, with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder nor, to the knowledge of the Selling Shareholders, PM and the Company, has any party repudiated any provisions of any Contract listed on
Schedule 4.17. The Company has made available to the Purchaser a true, correct and complete copy of each Contract described on Schedule 4.17. Each Contract will continue to be a valid and legally binding obligation of the Company or its subsidiary (as applicable) and in full force and effect on identical terms following the consummation of the transactions contemplated by the Transaction Documents.

     4.18 Insurance. Schedule 4.18 lists all policies of insurance covering the Company, its subsidiaries and the Company Business. All such policies are in full force and effect.

     4.19 Bank Accounts, Powers of Attorney. Set forth on Schedule 4.19 is a true, correct and complete list of (a) each bank (and the address of such bank) in which the Company or any of its subsidiaries has an account deposit or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto; and (b) the names of all Persons, if any, holding powers of attorney from the Company and each subsidiary, as applicable, and a summary statement of the terms thereof.

     4.20 Investment. Each of the Selling Shareholders: (i) has such knowledge and experience in financial business matters that he is capable of evaluating the merits and risks of the investment in the iGATE Consideration Shares; (ii) is receiving the iGATE Consideration Shares for investment for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof; (iii) has been given the opportunity to obtain any information or documents relating to and ask questions and receive answers about, the Purchaser and its subsidiaries, including iGATE Global, and the business and prospects of each such company which he deems necessary to evaluate the merits and risks related to his investment in the iGATE Consideration Shares and to verify the information received, and his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his receipt of the iGATE Consideration Shares; (iv) can afford to bear the economic risk of holding the iGATE Consideration Shares for an indefinite period of time and has adequate means for providing for his current needs and contingencies and to suffer a complete loss of his investment in such shares; and (v) has been advised that (a) the issuance of the iGATE Consideration Shares will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"),

(b) such shares may not be sold in the United States or to United States persons unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (c) when and if such shares may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, (d) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the Securities Act, and (e) a restrictive legend in the following form shall be placed on the certificates representing the iGATE Consideration Shares:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144). UNLESS WAIVED BY iGATE CORPORATION, iGATE CORPORATION SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.

     4.21 Brokers, Finders and Agents. None of the Selling Shareholders nor the Company is directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

     4.22 Subsidiaries.

          (a) Quintant Incorporated is a corporation duly incorporated and validly existing under the laws of Canada and is a wholly-owned subsidiary of the Company. There are no authorized or outstanding options under which Quintant Incorporated may be obligated to issue or sell any securities or equity interests of Quintant Incorporated. There are no agreements, commitments or Contracts relating to the issuance, sale or transfer of any securities or equity interests of Quintant Incorporated.

          (b) Quintant Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware and is a wholly-owned subsidiary of the Company. There are no authorized or outstanding options under which Quintant Corporation may be obligated to issue or sell any securities or equity interests of Quintant Corporation. There are no agreements, commitments or Contracts relating to the issuance, sale or transfer of any securities or equity interests of Quintant Corporation.

          (c) Quintant Limited is a company duly incorporated under the laws of the United Kingdom and is a wholly-owned subsidiary of the Company. There are no authorized or outstanding options under which Quintant Limited may be obligated to issue or sell any securities or equity interests of Quintant Limited. There are no agreements, commitments or

Contracts relating to the issuance, sale or transfer of any securities or equity interests of Quintant Limited.

          (d) Except for the investments of the Company in each of Quintant Incorporated, The Concours Group Inc., Quintant Corporation and Quintant Limited, the amounts and other details of which are set forth in Schedule 4.22(d), the Company has no investments. The Company has sought all necessary consents and approvals from, and made filings or registrations with such Governmental Authorities or other Persons as are required in connection with the investments made by it in each of its subsidiaries.

     4.23 Full Disclosure. Copies of all documents heretofore or hereafter delivered or made available to the Purchaser pursuant hereto were or will be complete and accurate copies of such documents. The representations and warranties of the Selling Shareholders in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained herein, in light of the circumstances in which they were or are made, not false or misleading. The Selling Shareholders have made available to the Purchaser all information which would be, in the judgment of the Selling Shareholders and PM, material to a purchaser of the Sale ADRs. All such information is true, adequate and correct in all material respects and no material facts have been omitted therefrom that would make such information untrue or misleading.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to and for the benefit of the Selling Shareholders, on the date hereof and as of the Closing, that:

     5.1 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, and has full corporate power and authority to carry on its business as it is now being conducted.

     5.2 Authority; Execution. The Purchaser has full power and authority to execute and deliver the Transactions Documents, and subject to the receipt of the approval of its board of directors, to perform its obligations under the Transaction Documents and consummate the transactions contemplated by the Transaction Documents. Subject to the receipt of the approval of its board of directors, the execution and delivery by the Purchaser of each of the Transaction Documents, the performance by the Purchaser of its obligations pursuant to the Transaction Documents and the consummation by the Purchaser of the transactions contemplated by the Transaction Documents have been duly and validly authorized and approved by all requisite action on the part of the Purchaser. Each of the Transactions Documents has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by each of the Company and the Selling Shareholders, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, re-organisation, moratorium and other Laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable Laws.

     5.3 No Violation. Neither the execution and delivery of any of the Transaction Documents by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated pursuant to the Transaction Documents, nor compliance by the Purchaser with any of the terms or provisions contained in the Transaction Documents, will (a) violate any provisions of the charter documents of the Purchaser, or (b) violate any Law applicable to the Purchaser.

     5.4 Consents and Approvals. Except for such approvals as are set forth on
Schedule 5.4, no consents or approvals of, or filings or registrations with, any Governmental Authority or other Person are necessary in connection with (a) the execution and delivery by the Purchaser of any of the Transaction Documents, (b) the performance by the Purchaser of its obligations under the Transaction Documents and (c) the consummation by the Purchaser of the transactions contemplated by the Transaction Documents.

     5.5 iGATE Consideration Shares. The iGATE Consideration Shares will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

     5.6 Capital Structure. The authorized capital stock of the Purchaser consists of 100,000,000 shares of common stock, US$.01 par value and 20,000,000 shares of preferred stock without par value. All the outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable.

     5.7 Public Reports and Financial Statements. iGATE has furnished or made available to the shareholders true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2002, along with all reports or registration statements since the date of the Annual Report filed by iGATE with the Securities and Exchange Commission (the "SEC") (together with the Form 10-K referred to above, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and/or the Securities Act, as applicable (the "Acts") and as of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of iGATE, including the notes thereto, included in the SEC Documents (the "iGATE Financial Statements") complied as to form in all material respects with applicable accounting requirements in effect at the time of filing of such SEC Documents and with the published rules and regulations of the SEC with respect thereto in effect at the time of filing of such SEC Documents have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of iGATE at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments and any other adjustments described therein).

     5.8 Full Disclosure. The representations and warranties of the Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained herein, in light of the circumstances in which they were or are made, not false or misleading.

     5.9 Brokers, Finders and Agents. The Purchaser is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE VI
                 PRE-CLOSING, CLOSING AND POST-CLOSING COVENANTS

     6.1 Conduct of Business.

          (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement and the GMR Closing Date, the Selling Shareholders shall conduct the Company Business and operate the Company Assets in the ordinary course (including, without limitation, using its commercially reasonable efforts to preserve those beneficial relationships with distributors, agents, suppliers and customers of the Company Business, the loss of which could reasonably be expected to have a Material Adverse Effect). Without limiting the generality of the foregoing and during the period from the date of this Agreement until the earlier of the termination of this Agreement and the GMR Closing Date, except with the prior written approval of the Purchaser or if required by applicable Law, the Selling Shareholders shall not and shall cause the Company not to:

               (i) make any change in the Company Business or make any expenditure which shall exceed the amount budgeted therefor and approved by the board of directors of the Company;

               (ii) make any capital expenditure or enter into any Contract or commitment therefor, other than capital expenditures or commitments for capital expenditures referred to in the applicable budget approved by the Company's board of directors;

               (iii) enter into any Contract for the purchase of real property or for the sale of any Real Property listed in Schedule 4.13 or exercise any option to extend a lease listed in Schedule 4.14;

               (iv) cancel any debts or claims;

               (v) create, incur or assume, or agree to create, incur or assume, any indebtedness (other than in the ordinary course of the Company's business);

               (vi) accelerate or delay collection of any notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Company's business;

               (vii) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Company's business;

               (viii) change the manner in any material respect in which the Company Business has been conducted, including billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable;

               (ix) make, or agree to make, any payment of cash or distribution of assets to any shareholder of the Company, including without limitation, the Selling Shareholders, any of the Affiliates of the Selling Shareholders or to any directors, officers or employees;

               (x) authorize, create or issue any securities (equity or otherwise) of the Company or any subsidiary, including, without limitation, equity shares, preference shares, options, warrants, debentures and convertible debt instruments;

               (xi) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital disability, welfare or other employee benefit plan;

               (xii) make any change in the compensation of the employees or consultants of the Company;

               (xiii) acquire any securities of any Person; or

               (xiv) enter into any Contract, whether oral or written, to do any of the foregoing.

          (b) On or prior to the GMR Closing Date, the Selling Shareholders and the Company will use all commercially reasonable efforts to cause to be satisfied or to deliver or cause to be delivered (as applicable), the following:

               (i) The Escrow Termination Agreement, duly executed by each party thereto;

               (ii) The Termination Agreement, duly executed by each of GMR, PM Ventures, AS, KM, PM, TGR, the Non-Continuing Founders and the Company;

               (iii) Employment agreements, duly executed by each of AS, KM and PM, in the form attached hereto as Exhibit C (the "Continuing Founder Employment Agreements");

               (iv) The Escrow Agreements, duly executed by each of the Selling Shareholders;

               (v) The resignation letters of each of the directors of the Company, the resignations to the take effect from the GMR Closing Date;

               (vi) The termination of the stock option plans of the Company and letters from each employee who has received or is entitled to receive options under the employee stock option plans of the Company, consenting to the termination of such plans and agreeing not to exercise such options;

               (vii) The original minute books of the Company and all other registers or records statutorily required to be maintained by the Company under the Companies Act;

               (viii) At least 80% of the Key Executives of the Company shall have entered into employment agreements with the Company, in the form attached hereto as Exhibit C (the "Key Executive Employment Agreement");

               (ix) At least 75% of the employees of the Company (excluding AS, KM and PM and the Key Executives) shall have agreed to be continue to be employees of the Company following the GMR Closing Date, on the same terms and conditions as are currently applicable to them;

               (x) The Strategic Consultant Agreement between the Company and Primentor Inc., dated January 3, 2003 shall have been duly terminated; and

               (xi) The Registration Rights Agreement among the Company, Swarna Murthy (as custodian for Mukul Murthy and Nirav Murthy), AS, Luke Helms, Inder Singh and KM, dated January 27, 2003 shall have been duly terminated.

     6.2 Agreement to Comply.

          (a) Each Party will use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other Party's obligations hereunder.

          (b) Each Party will give the other Parties prompt written notice of any material change in any of the information contained in the representations and warranties made in this Agreement that occur prior to the Closing Date.

     6.3 Satisfaction of Pre-Closing Conditions. Each of the Selling Shareholders, the Company and the Purchaser shall use all reasonable best efforts to obtain or satisfy, at the earliest practical date, all consents and regulatory approvals required to be obtained by such party from any Governmental Authority or other Person to authorize, approve or permit the consummation of the transactions contemplated hereby. None of the Selling Shareholders, the Company or the Purchaser shall take any action that will have the effect of delaying, impairing or impeding the receipt of any required consent or regulatory approval.

     6.4 No Solicitation. From the date hereof through and until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, none of the Company, the Selling Shareholders or any of their respective employees, officers, agents, advisors or representatives shall, directly or indirectly, do any of the following without the prior written consent of the Purchaser:

          (a) entertain, solicit, initiate, discuss or encourage any inquiries, proposals or offers or indications of interest from any Person other than the Purchaser relating to any acquisition of all or any part of the Sale ADRs or all or substantially all of the Company Assets or the Company Business or a merger involving the Company. The Company and the Selling Shareholders agree to promptly notify the Purchaser if any such proposal or offer or any inquiry or contact with any Person with respect to any of the foregoing is sought to be made; and

          (b) with respect to any effort or attempt by any other Person to do or attempt to do anything contemplated by Section 6.4(a), (i) participate in any discussions or negotiations; (ii) furnish to any other Person any information with respect to, or afford access to the properties, books or records of or relating to, the Company, the Company Assets or the Company Business; or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

     6.5 Press Releases and Disclosure. Except as otherwise required by Law, none of the Selling Shareholders or the Company (nor any of their respective Affiliates) shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, or otherwise disclose this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby to any third party (other than the attorneys, advisers and accountants to the parties to this Agreement) without the written consent of the Purchaser. If any of the Selling Shareholders or the Company is required by Law to issue or cause the issuance of any public announcement or other communication with respect to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, such party shall, to the fullest extent possible, notify the Purchaser in writing at least two (2) business days prior to such announcement or communication and such parties shall be given the opportunity to comment on such announcement or communication prior to its release.

     6.6 Access. Prior to the earlier of (a) the termination of this Agreement pursuant to Section 8.1 and (b) the GMR Closing Date the Selling Shareholders will or will cause the Company to, upon reasonable notice and request, (i) give the Purchaser and its authorized representatives and advisors (collectively, "Representatives") reasonable access during normal business hours to all properties and other facilities and Books and Records of the Company; (ii) permit the Purchaser and the Representatives to make such inspections thereof during normal business hours as the Purchaser may reasonably require, including, to the extent required to provide for the transition in handling of administrative functions, an internal control review and systems review by the internal auditing department of the Purchaser; and (iii) cause its employees and advisors to furnish to the Purchaser and the Representatives on a timely basis such information with respect to the Company as the Purchaser or the Representatives will from time to time reasonably request. In the event that as a result of any such investigation any of the officers of the Purchaser receive notice of material facts which, based on information actually known to them, they and the Purchaser will reasonably determine would be required to be disclosed in the Schedules and are not so disclosed, the Purchaser will use reasonable best efforts promptly to inform the Selling Shareholders of such facts; provided, however, that neither the Purchaser nor any of its Representatives will have any obligation to make any inquiry in respect of the foregoing; provided, however, that no such investigation or knowledge heretofore or hereafter made or acquired will in any event constitute or result in any waiver of, or otherwise affect, any of the representations, warranties, covenants or conditions contained herein, all of which, together with all of the Purchaser's rights hereunder to indemnification with respect thereto, will survive any such investigation or knowledge and the Purchaser will have full and absolute rights to enforce all of its rights hereunder.

     6.7 Form S-3. Within five (5) business days after the Closing Date, Purchaser agrees to file with the SEC a Registration Statement on Form S-3 (the "Form S-3") registering the resale of the iGATE Consideration Shares issued to the Selling Shareholders in a form mutually acceptable to the Purchaser and PM.

     6.8 Further Assurances. The Selling Shareholders will use their best efforts to implement the provisions of the Transaction Documents, and for such purpose the Selling Shareholders, at the request of the Purchaser, at or after the Closing, will, without further consideration, take all such actions as the Purchaser may reasonably deem necessary or desirable to implement any provision of this Agreement and other Transaction Documents or to more effectively transfer, convey and assign to the Purchaser good and marketable title to the Sale ADRs, free and clear of all Encumbrances. The Purchaser will use its best efforts to take all such other actions as the Selling Shareholders may reasonably deem desirable to implement any provision of this Agreement.

     6.9 Unvested ADRs.

          (a) The parties hereto agree that the Escrow Agreement shall provide that:

               (i) the Escrow Agent will, from time to time, upon the receipt of a letter from the Company or iGATE Global, as the case may be, stating that the Continuing Founder Employment Agreement has not been terminated, release in favour of the Corresponding Selling Shareholder, the Unvested ADRs in accordance with the schedule set forth in Schedule 6.9(a);

              (ii) in the event of termination of a Continuing Founder's employment with the Purchaser or any of its direct or indirect subsidiaries, the Escrow Agent will transfer all the Unvested ADRs of the Corresponding selling shareholder remaining in escrow to the Purchaser or its nominee;

     notwithstanding anything contained in this Section 6.9(a), in the event the Closing occurs, the Escrow Agreement will further provide that the Escrow Agent will, upon the instruction of the Selling Shareholders, transfer all the Unvested ADRs to the Purchaser.

          (b) The parties hereto agree that if any Unvested ADRs are transferred to the Purchaser or its nominee pursuant to the Escrow Agreement upon the termination of a Continuing Founder Employment Agreement, the Purchaser or its nominee shall pay a consideration of US$.01 per ADR to the Corresponding Selling Shareholder.

          (c) Each Selling Shareholder hereby further covenants and agrees to assist iGATE in making any regulatory filings and obtaining any regulatory approvals required or desirable under Law in connection with the transfer of the ADRs pursuant to the Escrow Agreement.

          (d) For purposes of clarity, the provisions of this Section 6.9 shall not survive the Closing.

     6.10 Right of First Refusal; Tag-Along Right.

          (a) Except as otherwise permitted by the terms of this Section 6.10, no Selling Shareholder shall, or shall attempt to, whether pursuant to its statutory right or otherwise, Transfer any of the Shares held by him (i) prior to the Outside Date or (ii) to any Person who is in competition with the business of the Purchaser except with the prior written consent of the Purchaser. Any Transfer of Shares attempted in violation of this
Section 6.10 shall be null and void and shall not be binding upon the Company.

          (b) If any Selling Shareholder desires to Transfer all of the Shares then owned by him and not placed in escrow pursuant to the Escrow Agreement to, and receives a bona fide offer to Transfer all such Shares from, any Person (in either such case, an "Offer") and such Selling Shareholder (hereinafter, a "Transferring Shareholder") desires to Transfer such Shares to such Person in accordance with such Offer, the Transferring Shareholder shall, prior to the completion of any such Transfer, give written notice to the Purchaser offering such Shares to the Purchaser, specifying the Offer and the price to be paid for such Shares pursuant to such Offer (which price shall be a stated amount payable solely in cash at the time of such Transfer), the name and address of such Person, any agreements or documents executed and delivered relating to the Offer and any additional information reasonably required by the Purchaser. The Purchaser shall have, for a period of sixty (60) calendar days after receipt of any such notice (an "Option Period"), an irrevocable option to purchase all the Shares offered to such Person at the price specified in such notice. In the event the Purchaser desires to exercise any such option, the provisions of this
Section 6.10(d) shall apply for the Transfer of the Shares.

          (c) If the Purchaser fails to exercise the option under Section 6.10(b) or if the Purchaser notifies the Transferring Shareholder that it has decided not to exercise such option, but has otherwise given its written consent to such Transfer, then the Transferring Shareholder shall be free to Transfer all such Shares at any time within sixty (60) calendar days following the earlier of the expiration of the Option Period or receipt of the notice of the Purchaser that it has decided not to exercise such option but has otherwise consented in writing to such Transfer; provided, however, that (i) such Shares shall be Transferred only to the Person to whom the Shares were offered or the Person who offered to purchase the Shares under Section 6.10(b), as the case may be, and for the price (to be paid in cash) specified in the Transferring Shareholder's notice to the Purchaser and (ii) immediately upon and as a condition of the effectiveness of such Transfer, such Person shall assume and agree, by an instrument in form and substance satisfactory to the Purchaser, to carry out all the obligations of the Transferring Shareholder in accordance with the terms of this Section 6.10.

          (d) (i) The rights (as the case may be) of the Purchaser to purchase Shares under Section 6.10(b) may be exercised by the Purchaser and/or its nominee (whether resident in India or outside India) to the fullest extent permitted by applicable law.

               (ii) The parties shall cooperate fully in order to consummate any Transfer undertaken in accordance with the terms of this Section 6.10 and such cooperation shall include the use of best efforts to obtain any approvals of the Governmental Authorities or other Persons that may be required for the completion of such Transfer.

          (e) If the Purchaser proposes to sell all of the Shares owned by it to a third party other than an Affiliate, it shall not complete such sale unless it ensures that the third party offers to buy from the Selling Shareholders all the Shares held by the Selling Shareholders (excluding the Unvested Shares that continue to be held in escrow pursuant to the Escrow Agreement) on the same terms as apply to the purchase of the Purchaser's Shares. The offer shall:

               (i) be irrevocable and unconditional (except for any conditions which apply to the proposed transfer of the Purchaser's Shares);

               (ii) fully describe all material terms and conditions (including terms relating to price, time of completion and conditions precedent) agreed between the Purchaser and the third party;

               (iii) be governed by the laws of India or the laws of such other jurisdiction as may govern any agreement between the Purchaser and the third party; and

               (iv) be open for acceptance by the Selling Shareholder(s) during a period of not less than fourteen (14) days after receipt of such offer.

          If the offer is accepted by the Selling Shareholder(s), the sale shall be conditional upon completion of the Purchaser's sale to the third party and shall be completed, subject to the receipt of any necessary approvals, at the same time as that sale or, if later, within seven (7) days after acceptance by the Selling Shareholder(s) of the offer by the third party.

          (f) The restrictions on the transfer of Shares provided in this
Section 6.10 shall apply equally to any transfer of ADRs.

          (g) For purposes of clarity, the provisions of this Section 6.10 shall not survive the Closing.

          6.11 Stock Option Plan. Following the GMR Closing Date, the Purchaser covenants and agrees that the employees of the Company will be covered under the iGATE Global stock option plan.

          6.12 Selling Shareholder Covenants. Each Selling Shareholder agrees to, or direct the Depository to, vote the ADRs held by it in favor of the following actions proposed by the Company:

          (a)  the change of the name of the Company; and

          (b) the merger of the Company into iGATE Global Process Outsourcing Limited, an Indian company and an indirect subsidiary of the Purchaser ("iGPO"), with iGPO being the surviving company, on terms that are not prejudicial to the interests of the Selling Shareholders.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

     7.1 Conditions to the Purchaser's Obligations. The obligation of the Purchaser to consummate the transactions provided for by this Agreement is subject to the satisfaction or the written waiver by the Purchaser, on or prior to the Closing Date, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company and the Selling Shareholders made in this Agreement shall be true and correct on the date hereof and shall be true and correct in all material respects as of the Closing Date.

          (b) Covenants. Each of the Selling Shareholders and the Company shall have performed and complied with all covenants, obligations and agreements required to be performed or complied with by each such Party at or prior to the Closing Date.

          (c) Material Adverse Effect. Since the date hereof, there shall have occurred no event which has had or which could reasonably be expected to have a Material Adverse Effect and there shall have been no discovery of any such event.

          (d) Consents. Each of the consents set forth on Schedule 5.4 shall have been obtained.

          (e) No Proceeding, Litigation or Order. To the knowledge of the Selling Shareholders, PM and the Company, no Action challenging the legality of and no Action or Order seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated. The Company shall not have been served with notice that it has been joined as a party to any Action, which could have a Materially Adverse Effect on the Company, Company Assets or Company Business.

          (f) Acquisition of Shares held by GMR and PM Ventures. iGATE Global shall have completed the acquisition of the fully paid up Shares owned by GMR and PM Ventures pursuant to the terms of the GMR Share Purchase Agreement.

          (g) Acquisition of ADRs held by Non-Continuing Founders. The Purchaser shall have completed the acquisition of the ADRs owned by the Non-Continuing Founders pursuant to the terms of the Non-Continuing Founders Share Purchase Agreement.

          (h) Acquisition of Shares held by TGR. iGATE Global shall have completed the acquisition of the Shares owned by TGR pursuant to the terms of the share purchase agreement dated the date hereof among iGATE Global, TGR and the Company.

          (i) Certificate of the Selling Shareholders. At the Closing, the Selling Shareholders shall have delivered to the Purchaser a certificate signed by each of the Selling Shareholders, dated the Closing Date, to the effect that the conditions specified in Sections 7.1(a), (b), (c), (d) and (e) have been satisfied.

          (j) No Adverse Legislation. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

     7.2 Conditions to the Selling Shareholders' Obligations. The obligations of the Selling Shareholders to consummate the transactions provided for by this Agreement are subject to the satisfaction or the written waiver by the Selling Shareholders, on or prior to the Closing Date, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct on the date hereof and shall be true and correct in all material respects as of the Closing Date.

          (b) Covenants. Purchaser shall have performed and complied with all covenants, obligations and agreements required to be performed or complied with by it at or prior to the Closing Date in all material respects.

          (c) No Proceeding, Litigation or Order. To the knowledge of the Purchaser, no Action challenging the legality of and no Action or Order seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted against the Purchaser and not settled or otherwise terminated.

          (d) Certificate of the Purchaser. At the Closing, the Purchaser shall have delivered to the Selling Shareholders a certificate executed by a duly authorized officer of the Purchaser and dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a), (b) and (c) have been fulfilled.

          (e) Consents. Each of the consents set forth on Schedule 4.6 shall have been obtained.

          (f) No Adverse Legislation. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transaction contemplated hereby.

     7.3 Additional Conditions to the Parties Obligations. The obligations of the Parties to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following condition:

          (a) Phase I (100,000 square feet) of the Company campus located at EPIP IIND Phase, Whitefield, Industrial Area, K.R. Puram, Bangalore East being completed and ready for occupation as per the plans attached as Schedule 7.3(a);

                                  ARTICLE VIII
                                   TERMINATION

     8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

          (a) By written consent of each of the Selling Shareholders and the Purchaser;

          (b) By any of the Purchaser or the PM if the Closing shall not have occurred on or before September 30, 2004 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (c) By any of the Selling Shareholders or the Purchaser if a condition to its obligation to close set forth in Article VII cannot be satisfied prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure to satisfy a closing condition set forth in Article VII prior to the Outside Date.

     8.2 Effect of Termination.

          (a) In the event of termination of this Agreement pursuant to Section 8.1, no Party shall have any liability or any further obligation to any other Party, except as provided in this Section 8.2. Nothing herein shall release, or be construed as releasing, any Party hereto from any liability or damage to any other Party hereto arising out of the breaching party's breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under Sections 6.9, 6.10, 10.2, 10.3, 10.5 and this Section 8.2 shall survive any termination of this Agreement, provided however that if the Closing (as such term is defined in the GMR Share Purchase Agreement) does not occur, Sections
6.9 and 6.10 shall survive the termination of this Agreement.

          (b) Notwithstanding anything contained in this Agreement, in the event the Closing does not occur on or prior to the Outside Date, the Purchaser shall pay a sum of United States Dollars Three Million (US$3,000,000) to the Selling Shareholders and TGR, to be divided between the Selling Shareholders and TGR in accordance with the written instructions of PM; provided however that no payment shall be required to be made by the Purchaser pursuant to this Section 8.2(b) if:
                   (i) the closing has not occurred due to the failure or inability of:

               (A) the Selling Shareholders to deliver to the Purchaser title to the Sale ADRs, free and clear of all Encumbrances in accordance with the terms of this Agreement; or

               (B) TGR to deliver to iGATE Global title to the Sale Shares (as such term is defined in the TGR Share Purchase Agreement), free and clear of all Encumbrances in accordance with the terms of the TGR Share Purchase Agreement; or

                   (ii) if PM has resigned or terminated his employment with the Purchaser or any of its direct or indirect subsidiaries prior to the closing.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 Indemnification by the Selling Shareholders.

          (a) From and after the Closing, subject to the further provisions of this Article IX, the Selling Shareholders shall severally and not jointly, on a pro rata basis in respect of their relative shareholding in the Company indemnify, defend and hold the Purchaser, its Affiliates, and their respective directors, officers, representatives, employees, agents, successors and permitted assigns, harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (i) any matter inconsistent with, or any breach of, the representations and/or warranties made by the Company or any of the Selling Shareholders in any Transaction Document; and/or (ii) the failure of performance (in whole or in part) by the Company or any of the Selling Shareholders of any of their covenants, obligations or agreements contained in any Transaction Document.

          (b) Notwithstanding anything contained in Section 9.1(a), the maximum liability of the Selling Shareholder, under Section 9.1(a) shall not exceed United States Dollars Four Million (US $4,000,000)

     9.2 Indemnification by the Purchaser. From and after the Closing, subject to the further provisions of this Article IX, the Purchaser shall indemnify, defend and hold the Selling Shareholders and their successors harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (a) any matter inconsistent with, or any breach of, the representations and/or warranties made by the Purchaser in any Transaction Document; and/or (b) any breach or failure of performance (in whole or in part) by the Purchaser of any obligation, covenant or agreement contained in any Transaction Document.

     9.3 Notice of Claim; Right to Participate in and Defend Third Party Claim.

          (a) If any indemnified party receives notice of any Action in respect of which indemnification may be sought under this Agreement (a "Third Party Claim"), and the indemnified party intends to seek indemnification under this Agreement, then the indemnified party (the "Beneficiary") promptly shall provide the indemnifying party with written notice of the Third Party Claim and the relevant facts and circumstances to the extent known; provided, however, that if such claim is under Section 9.1(a) or 9.2(a), notice of the Third Party Claim must be delivered prior to the expiration of the pertinent representation or warranty as described in Section 9.5 of this Agreement. The failure by the Beneficiary to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this
Article IX, unless such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

          (b) The indemnifying party shall have the right, at its option and expense, to participate in the defence of such Third Party Claim, but not to control the defence, negotiation or settlement thereof (which control shall at all times rest with the Beneficiary), unless the indemnifying party has a defence or counterclaim in relation to such Third Party Claim which the Beneficiary is not entitled to assert (to the extent necessary to assert and maintain such defence or counterclaim), and the indemnifying party furnishes satisfactory evidence of its financial ability to indemnify the Beneficiary, in which case the indemnifying party may assume such control through counsel of its choice (which counsel shall be satisfactory to the Beneficiary) at its own expense; provided that the Beneficiary shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defence, negotiation or settlement of such Third Party Claim.

          (c) If the indemnifying party does not assume control of the defence of such Third Party Claim, the entire defence, negotiation or settlement of such Third Party Claim by the Beneficiary shall be deemed to have been consented to by, and shall be binding upon, the indemnifying party as fully as though the indemnifying party alone had assumed the defence thereof and a judgement had been entered in such Third Party Claim in respect of such settlement or judgement.

          (d) If the indemnifying party does assume control of the defence of such Third Party Claim, it shall not, without the prior written consent of the Beneficiary, settle such Third Party Claim or consent to entry of any judgement relating thereto which does not include as an unconditional term the giving by the claimant to the Beneficiary a release from all liability in respect of such Third Party Claim.

          (e) The parties to this Agreement agree to cooperate fully with each other in connection with the defence, negotiation or settlement of any such Third Party Claim.

     9.4 Notice of Non-Third Party Claims. Any indemnifiable claim under this Agreement that is not a Third Party Claim must, in order to be valid and effective hereunder, be asserted by the indemnified party by prompt delivery of written notice thereof to the indemnifying party, provided that if such claim is under Section 9.1(a) or 9.2(a), it must be delivered prior to the expiration of the pertinent representation or warranty as provided in Section 9.5 of this Agreement. If the indemnifying party does not respond to such notice within thirty (30) days after its receipt, it shall have no further right to contest the validity of the claim.

     9.5 Survival of Representations and Warranties.

          (a) All the representations and warranties contained in this Agreement, except the representations and warranties of the Selling Shareholders in respect of (i) title to the Sale ADRs and (ii) any Tax related matters, shall survive until the date six (6) months following the Closing Date. No claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties can be made after such date (irrespective of whether the breach or inconsistency was found during such period).

          (b) The representations and warranties of the Selling Shareholders contained in Section 4.1 shall survive indefinitely and any claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties may be made at any time.

          (c) All the representations and warranties of the Selling Shareholders in respect of any Tax related matters shall survive until the seventh anniversary of the Closing Date. No claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties can be made after the seventh anniversary of the Closing Date (irrespective of whether the breach or inconsistency was found during such period).

     9.6 Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, obligations and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty, covenant, obligation or agreement.

     9.7 Set Off. If the Purchaser is entitled to an indemnification payment from the Selling Shareholders and the Selling Shareholders fail to make such payment within five (5) business days of such determination, in addition to any and all remedies under this Agreement or at law or in equity, the Purchaser shall be entitled to recover any such indemnification payment (whether or not such amount is liquidated or reduced to award or judgment) by causing the forfeiture of such number of Restricted Shares issued pursuant to Section 2.2(a) as equals the value of the indemnification payment liable to be paid by the Selling Shareholders; provided that, for purposes of this Section 9.7, the value of one iGATE Share will be the trading price of the iGate share at the close of business day immediately preceding the date of forfeiture.

     9.8 Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this Article IX, the indemnifying party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Damages to which such payment relates. Without limiting the generality of the preceding sentence, any indemnified party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the indemnifying party, any instrument reasonably necessary to evidence such subrogation rights.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 Amendments; No Waiver. Neither this Agreement nor any provision hereof shall be amended or modified in any manner except by an instrument in writing which refers to this Agreement and is executed by each of the parties hereto. Any waiver by any Party of any breach of, or failure to comply with or failure to enforce at any time, any of the provisions of this Agreement shall be binding on such Party only if evidenced in writing and signed by each of the parties hereto and shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, nor shall it in any way affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every provision of this Agreement pursuant to the terms hereof.

     10.2 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be duly given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile to a Party at its address set forth below:

     (i) If to the Purchaser, to:

                    Address: 1000 Commerce Drive
                             ---------------------------
                             Suite 200
                             ---------------------------
                             Pittsburgh, PA 15275
                             ---------------------------

                             Facsimile: +1-412-494-9272
                                        -----------------------
                             Attention: Mr. Sunil Wadhwani
                                        -----------------------

     (ii) If to PM, to:

                    Address: 33245 Lark Way
                             ---------------------------
                             Fremont, CA 94555 USA
                             ---------------------------

                             ---------------------------

                             Facsimile: +1-510-972-7174
                                        -----------------------
                             Attention: Mr. Phaneesh Murthy
                                        -----------------------

     (iii) If to AS, to:

                    Address: 34276 North Wind Terrace
                             ---------------------------
                             Fremont, California, CA
                             ---------------------------
                             94555, USA
                             ---------------------------

                             Facsimile: +1-630-579-8514
                                        -----------------------
                             Attention: Mr. Amit Sethi
                                        -----------------------

     (iv) If to KM, to:

                    Address: 499 Quail Drive
                             ---------------------------
                             Naperville Illinois
                             ---------------------------
                             IL, 60656, USA
                             ---------------------------

                             Facsimile: +1-630-579-8514
                                        -----------------------
                             Attention: Mr. Kanth Miriyala
                                        -----------------------

     (v) If to the Company, to:

                    Address: 93/A, 4/th/ B Cross
                             ---------------------------
                             5th Block, Industrial Area
                             ---------------------------
                             Koramangala, Bangalore 560 095, Karnataka, India
                             ------------------------------------------------

                             Facsimile: +91-80-552 7594
                                        -----------------------
                             Attention: Company Secretary
                                        -----------------------

     (vi) If to the Trustee, to:

                    Address: 2086, Boxwood Way
                             ---------------------------
                             Fremont, California 94539, USA
                             ------------------------------

                             ---------------------------

                             Facsimile: +1-510-574-8117
                                        -----------------------
                             Attention: Ms. Swarna Murthy
                                        -----------------------

or to such other address as the Party to whom such notice is to be given shall have last notified the Party giving the notice in the manner provided in this
Section 10.2. Any notice delivered to the Party to whom it is addressed in the manner provided in this Section 10.2 shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then the notice shall be deemed to have been given and received on the next business day, then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth business day following the date of its mailing. Any notice transmitted by facsimile shall be deemed given and received upon receipt of a confirmed answer back following transmission.

     10.3 Dispute Resolution. Any dispute or difference or claim arising out of or in connection with this Agreement including the construction, validity, performance or breach thereof (a "Dispute"), which the parties cannot settle by mutual discussions shall be referred to final and binding arbitration before a panel of three arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall take place in Allegheny County, Pennsylvania. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, and other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings and awards. The award of the arbitrators shall be enforceable under any applicable Law. The arbitrators may award damages and/or injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages. Notwithstanding the above, a party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction pending final determination of a claim through arbitration in accordance with this paragraph. If proper notice has been given, the arbitrators will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

     10.4 Severability. Each Article, Section, paragraph and clause of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law. In the event that any provision of this Agreement shall be finally determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted by mutual consultation and agreement of the parties hereto a provision of similar import reflecting the original intent of the parties to the extent permissible under Law.

     10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.

     10.6 Assignment. No party hereto shall assign this Agreement or any rights and/or obligations hereunder to any Person, provided, however, that the Purchaser may assign this Agreement or any rights and/or obligations hereunder under this Agreement to any Affiliate of the Purchaser.

     10.7 Expenses. Each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of the Transaction Documents, and the transactions contemplated hereby.

     10.8 Entire Agreement. This Agreement, together with its Exhibits and Schedules and the other Transaction Documents constitutes the entire agreement reached between the parties to this Agreement with respect to the transactions contemplated by this Agreement and may not be amended or modified except pursuant to Section 10.1 of this Agreement. Any and all previous agreements and understandings between the parties regarding the subject matter of this Agreement, whether written or oral, are superseded, cancelled and terminated by this Agreement.

     10.9 Benefit of Agreement. Nothing herein expressed or implied is intended, nor shall it be construed, to confer upon or give to any Person who is not a party to this Agreement any right, remedy or claim under or by reason of this Agreement or any part hereof.

     10.10 Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first hereinabove written.


                                      ------------------------------------------
                                      SWARNA MURTHY
                                      (As custodian for Mukul Murthy and
                                       Nirav Murthy)


                                      ------------------------------------------

                                      PHANEESH MURTY


                                      ------------------------------------------
                                      AMIT SETHI


                                      ------------------------------------------
                                      KANTH MIRIYALA


                                      QUINTANT SERVICES LIMITED


                                      By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                 -------------------------------


                                      iGATE CORPORATION


                                      By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                 -------------------------------